EXHIBIT 99.1

VCAT Reports Results for the Three Months

Ended September 30, 2005

San Diego, California, November 9, 2005 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported operating results for the three months ended September 30, 2005.

Three Months Ended September 30, 2005 Results

VCAT reported a net loss for the three months ended September 30, 2005, of $85,000 or $0.01 per share. This compares with a net loss of $57,000, or $0.01 loss per share, for the three months ended September 30, 2004.

Revenues for the three months ended September 30, 2005 were $2,071,000, as compared to $1,744,000 during the three months ended September 30, 2004. Revenues from consulting services in the current period were $1,946,000, compared to $1,725,000 earned during the same period in the prior year. Revenues from software products and related services in the current period were $125,000, as compared to $19,000 in the same period last year.

Costs of revenues were $993,000 during the three months ended September 30, 2005, as compared to $1,029,000 during the three months ended September 30, 2004.

Operating expenses, consisting of general and administrative, sales and marketing, and research and development, were $1,357,000 during the three months ended September 30, 2005, compared to $874,000 during the three months ended September 30, 2004.

Other income was $79,000 during the three months ended September 30, 2005. During the three months ended September 30, 2004, other income was $14,000.

For the three months ended September 30, 2005, VCAT recorded an income tax benefit of $114,000. VCAT recorded an income tax benefit for the three months ended September 30, 2004 of $88,000.

As of September 30, 2005, VCAT’s unrestricted cash and cash equivalents balance was $4,317,000.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California, and has offices in Las Vegas, Nevada.

Contact:

Investor Relations

Andrew Laub, 619-330-4000

ir@vcat.com

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended September 30,

(Unaudited)

	2005	2004
Revenues:
Consulting services	$1,946,461	$1,725,000
Software products and related services	124,570	19,123

Total revenues	2,071,031	1,744,123
Cost of revenues:
Consulting services	714,540	613,547
Software products and related services	278,305	415,018

Total cost of revenues	992,845	1,028,565

Gross profit	1,078,186	715,558

Operating expenses:
General and administrative	1,019,315	644,963
Sales and marketing	274,832	215,939
Research and development	62,436	12,836

Total operating expenses	1,356,583	873,738

Operating loss	(278,397)	(158,180)

Other income:
Interest income	32,052	13,388
Other gains	47,000	267

Other income	79,052	13,655

Net loss before income tax provision	(199,345)	(144,525)
Income tax benefit	114,000	88,000

Net loss	$(85,345)	(56,525)

Basic and diluted loss per share:
Net loss per share—basic	$(0.01)	$(0.01)

Net loss per share—diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding
Basic	7,206,598	7,206,598

Diluted	7,206,598	7,206,598